Item 6.                  TIFFANY & CO. AND SUBSIDIARIES

EXHIBIT 11       STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)
                     (in thousands, except per share data)

                                                                    For the                         For the
                                                         Three Months Ended               Nine Months Ended
                                                                October 31,                     October 31,
                                                    -----------------------         -----------------------
                                                       1997            1996            1997            1996
                                                    -------         -------         -------         -------
PRIMARY EARNINGS PER SHARE:

Net earnings on which primary
 earnings per share are based                       $11,463         $ 9,347         $30,723         $22,670
                                                    =======         =======         =======         =======

Weighted average number of
 common shares                                       35,099          34,488          34,937          33,398

  Add:
    Weighted average effect of the
    exercise of stock options                         1,187           1,357           1,242           1,256
                                                    -------         -------         -------         -------

Weighted average number of shares on
 which primary earnings are based                    36,286          35,845          36,179          34,654
                                                    =======         =======         =======         =======

Primary net earnings per common share               $  0.32         $  0.26         $  0.85         $  0.65
                                                    =======         =======         =======         =======

FULLY DILUTED EARNINGS PER SHARE:

Net earnings on which primary earnings
 per share are based                                $11,463         $ 9,347         $30,723         $22,670

  Add:
   Interest and fees on convertible
   subordinated debt, net of
   applicable income taxes                               --              --              --             682
                                                    -------         -------         -------         -------

Net earnings on which fully diluted
 earnings per share are based                       $11,463         $ 9,347         $30,723         $23,352
                                                    =======         =======         =======         =======

Weighted average number of common shares
 on which fully diluted earnings are based           36,286          35,845          36,208          34,755

  Add:
   Shares assumed upon conversion
   of convertible debt, using the
   "if converted" method                                 --              --              --             920
                                                    -------         -------         -------         -------

Weighted average number of shares
 used in calculating fully diluted
 earnings per share                                  36,286          35,845          36,208          35,675
                                                    =======         =======         =======         =======

Fully diluted net earnings per common share         $  0.32         $  0.26         $  0.85         $  0.65
                                                    =======         =======         =======         =======